Exhibit 99.2

CONTACT:

Brian Turcotte

Investor Relations

Office Depot

561-438-3657

Brian.Turcotte@officedepot.com

Brian Levine

Public Relations

Office Depot

561-438-2895

Brian.Levine@officedepot.com

OFFICE DEPOT ANNOUNCES RESULTS AS OF EARLY TENDER DATE IN OFFER TO

PURCHASE 6.25% SENIOR NOTES DUE 2013

Boca Raton, Fla., March 6, 2012 — Office Depot (NYSE: ODP), a leading global provider of office supplies and services that helps customers save time, announced today the results as of the Early Tender Date (5:00 p.m., New York City time, on March 2, 2012) in respect of its previously announced cash tender offer (the “Offer”) to purchase up to $250,000,000 aggregate principal amount of its outstanding 6.25% Senior Notes due 2013 (the “Notes”) pursuant to its offer to purchase dated February 17, 2012 (the “Offer to Purchase”). Capitalized terms used but not defined in this press release shall have the meaning ascribed to them in the Offer to Purchase.

As of the Early Tender Date, Office Depot received valid tenders from holders of approximately $359,185,000 in aggregate principal amount of the Notes. This represents approximately 89.8% of the outstanding principal amount of the Notes. Holders who validly tendered their Notes at or prior to the Early Tender Date will be eligible to receive the Total Consideration of $1,050.00 per $1,000 principal amount of Notes, which includes the Early Tender Payment of $30.00 per $1,000 principal amount of Notes, for Notes that are accepted for purchase pursuant to the Offer. Except as required by applicable law, previously validly tendered Notes cannot be withdrawn after the Withdrawal Deadline, which also occurred at 5:00 p.m., New York City time, on March 2, 2012.

The aggregate amount of Notes validly tendered as of the Early Tender Date exceeds the Tender Cap ($250,000,000 in aggregate principal amount of the Notes). If the conditions to the Offer (including the Financing Condition) are satisfied or waived and the Offer is not terminated, Office Depot will accept such Notes up to the Tender Cap. However, Office Depot reserves the right, in its sole discretion, to waive or increase the Tender Cap (as provided in the Offer to Purchase), in which case additional Notes will be accepted. The Offer will expire at 12:00 midnight, New York City time, on March 16, 2012, unless extended.

The terms and conditions of the Offer are described in the Offer to Purchase and in the related Letter of Transmittal. Office Depot has retained Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated to serve as dealer managers for the Offer. Questions regarding the Offer may be directed to Citigroup at (800) 558-3745 or collect at (212) 723-6106 or to BofA Merrill Lynch at (888) 292-0070 or collect at (646) 855-3401. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the depositary and information agent for the Offer, Global Bondholder Services Corporation, by phone at (866) 470-3900 or (212) 430-3774 or in writing at 65 Broadway, Suite 404, New York, New York 10006.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. None of Office Depot, the dealer managers, or the depositary and information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer. Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

About Office Depot

Office Depot, dedicated to helping customers save time and money, provides office supplies and services through 1,677 worldwide retail stores, a dedicated sales force, top-rated catalogs and global e-commerce operations. Office Depot has annual sales of approximately $11.5 billion, and employs about 39,000 associates in 60 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://mediarelations.officedepot.com and http://socialpress.officedepot.com/.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended, (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

Factors that could cause actual results to differ materially from those contemplated in Office Depot’s forward-looking statements include, among others:

•	adverse changes in economic conditions;

•	the overall effects of competition in the office products market;

•	the potential loss of business with government entities;

•	a significant number of our vendors demanding accelerated payments or requiring cash on delivery;

•	the tightening of the credit markets or a downgrade in our credit ratings;

•	a default under our credit facility;

•	the loss of key personnel or failure to effectively manage and motivate our workforce;

•	the disruption of global sourcing activities or our own brand quality concerns;

•	the effects of changes in tax laws in any of the multiple jurisdictions in which we operate;

•	unfavorable results of legal proceedings;

•	the failure to successfully manage domestic and international expansion;

•	the impact of foreign currency fluctuations, potential unfavorable foreign trade policies or unstable political and economic conditions;

•	the effects of federal and state regulations governing our industry;

•	increases in fuel prices;

•	disruptions of our computer systems or breaches of our information technology systems;

•	business disruptions due to weather related factors;

•	the potential unionization of a significant portion of our workforce; and

•	BC Partners, Inc.’s significant ownership interest diluting the interests of our common shareholders and potentially discouraging, delaying or preventing a change in control of our company.

In addition to these factors, actual future performance, outcomes and results may differ materially because of more general factors including, among others, general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes.